International Tower Hill Mines Ltd.

(An Exploration Stage Company)

Interim Consolidated Financial Statements

(Expressed in Canadian dollars)

(Unaudited – Prepared by Management)

November 30, 2009

INTERNATIONAL TOWER HILL MINES LTD.
(An Exploration Stage Company)

NOTICE OF NO AUDITOR REVIEW OF

INTERIM FINANCIAL STATEMENTS

Under National Instrument 51-102, Part 4, subsection 4.3(3(a)), if an auditor has not performed a review of the interim financial statements, they must be accompanied by a notice indicating that the financial statements have not been reviewed by an auditor.

The accompanying unaudited interim financial statements of the Company have been prepared by and are the responsibility of the Company’s management.

The Company’s independent auditor has not performed a review of these financial statements in accordance with standards established by the Canadian Institute of Chartered Accountants for a review of interim financial statements by an entity’s auditor.

For further information, please contact:

Michael W. Kinley, Chief Financial Officer

Tel:

(604) 683-6332

Fax:

(604) 408-7499

INTERNATIONAL TOWER HILL MINES LTD.
(An Exploration Stage Company)
Consolidated Financial Statements
(Unaudited – Prepared by Management)
(Expressed in Canadian dollars)
November 30, 2009

Interim unaudited Consolidated Balance Sheets

Interim unaudited Consolidated Statements of Operations, Comprehensive Loss and Deficit

Interim unaudited Consolidated Statements of Cash Flows

Notes to the unaudited Consolidated Financial Statements

INTERNATIONAL TOWER HILL MINES LTD.
(An Exploration Stage Company)
Consolidated Balance Sheets
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)

	November 30, 2009	May 31, 2009
		(audited)
ASSETS
Current
Cash and cash equivalents (note 2b)	$ 19,844,063	$ 32,489,341
Marketable securities (note 4)	136,500	113,750
Accounts receivable	88,306	76,634
Prepaid expenses	155,398	166,264

	20,224,267	32,845,989

Property and Equipment (note 5)	87,425	69,915

Mineral properties (note 6)	47,387,939	33,417,566

	$ 67,699,631	$ 66,333,470

LIABILITIES
Current
Accounts payable and accrued liabilities	$ 942,392	$ 386,673

SHARE CAPITAL AND DEFICIT
Share capital (note 7)	84,786,646	79,256,633
Contributed surplus (note 7)	9,547,132	10,218,728
Deficit	(27,576,539)	(23,528,564)

	66,757,239	65,946,797

	$ 67,699,631	$ 66,333,470

Nature and continuance of operations (note 1)

Commitments (note 6)

Subsequent events (note 13)

Approved on behalf of the Directors:

“Hendrik Van Alphen”

Director

“Anton Drescher”

Director

INTERNATIONAL TOWER HILL MINES LTD.
(An Exploration Stage Company)
Consolidated Statements of Operations, Comprehensive Loss and Deficit
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)

	Three months ending		Six months ended
	November 30		November 30
	2009	2008	2009	2008

Expenses
Administration (note 9)	$ 9,621	$ 10,975	$ 19,242	$ 24,700
Amortization	5,778	12,518	15,585	23,280
Consulting fees (note 9)	236,354	1,026,030	423,129	1,071,030
Donations	4,960	-	12,753	5,000
Insurance	38,605	28,630	75,047	57,492
Investor relations (notes 7 and 9)	224,430	387,363	328,040	547,988
Office and miscellaneous	35,371	36,953	77,167	70,227
Professional fees (note 9)	103,188	56,488	271,222	118,075
Property investigations	999	18,474	1,249	92,923
Rent (note 9)	23,421	30,573	56,002	52,420
Regulatory	17,392	20,023	29,608	28,198
Travel and promotion	18,791	75,027	78,410	149,869
Wages and benefits (note 9)	1,958,366	728,755	2,175,275	907,555
	(2,677,276)	(2,431,809)	(3,562,729)	(3,148,757)

Other items
Gain on foreign exchange	27,305	163,240	9,421	113,878
Interest income	32,077	32,012	58,805	102,664
Loss on sale of equipment	-	-	-	(7,040)
Write-off of mineral properties (note 6b)	(576,222)	(1,614,458)	(576,222)	(1,614,458)
Unrealized gain (loss) on held for trading investment	6,500	(68,250)	22,750	(201,500)
	(510,340)	(1,487,456)	(485,246)	(1,606,456)

Loss and comprehensive loss for the period	3,187,616	3,919,265	4,047,975	4,755,213

Deficit, beginning of period	24,388,923	14,590,589	23,528,564	13,754,641

Deficit, end of period	$ 27,576,539	$ 18,506,854	$ 27,576,539	$ 18,509,854

Basic and fully diluted loss per share	($0.05)	($0.09)	($0.07)	($0.11)

Weighted average number of shares outstanding	57,968,088	43,887,280	57,282,135	42,520,215

INTERNATIONAL TOWER HILL MINES LTD.
(An Exploration Stage Company)
Consolidated Statements of Cash Flows
(Expressed in Canadian dollars)
(Unaudited – Prepared by Management)

	Three months ended		Six months ended
	November 30		November 30
	2009	2008	2009	2008

Operating Activities
Loss for the period	$ (3,187,616)	$ (3,919,265)	$ (4,047,975)	$ (4,755,213)
Add items not affecting cash
Amortization	5,778	12,518	15,585	23,280
Stock based compensation	26,925	1,728,962	40,388	1,769,051
Unrealized (gain) loss on marketable securities	(6,500)	68,250	(22,750)	201,500
Loss on sale of equipment	-	-	-	7,040
Gain on foreign exchange	(27,305)	(163,240)	(9,421)	(113,878)
Write-off of mineral properties	576,222	1,614,458	576,222	1,614,458
Changes in non-cash items:
Accounts receivable	13,018	(26,396)	(11,672)	(26,307)
Accounts payable and accrued liabilities	9,805	22,287	85,219	26,183
Prepaid expenses	(13,950)	(28,776)	10,866	42,301
Cash Used in Operating Activities	(2,603,623)	(691,202)	(3,363,538)	(1,211,585)

Financing Activities
Issuance of capital stock	787,140	-	4,052,137	4,015,986
Share issuance costs	-	-	(35,108)	-
Cash Provided by Financing Activities	787,140	-	4,017,029	4,015,986

Investing Activities
Expenditures on mineral properties	(6,761,121)	(4,052,807)	(13,249,756)	(7,617,783)
Expenditures on equipment	(25,331)	(18,439)	(33,095)	(19,007)
Cash Used in Investing Activities	(6,786,452)	(4,071,246)	(13,282,851)	(7,636,791)

Effect of foreign exchange on cash	(2,038)	123,158	(15,918)	158,626

Decrease in cash and cash equivalents	(8,604,973)	(4,639,290)	(12,645,278)	(4,673,764)

Cash and cash equivalents, beginning of period	28,449,036	10,825,468	32,489,341	10,859,942

Cash and cash equivalents, end of period	$ 19,844,063	$ 6,186,178	$ 19,844,063	$ 6,186,178

Supplemental cash flow information
Interest paid	$ -	$ -	$ -	$ -
Income taxes paid	$ -	$ -	$ -	$ -
Non-cash transactions
Shares issued to acquire mineral properties	$ 801,000	$ 782,500	$ 801,000	$ 782,500
Accounts payable included in mineral property expenditures	$ 644,438	$ 199,172	$ 644,438	$ 199,172

INTERNATIONAL TOWER HILL MINES LTD.
(An Exploration Stage Company)
Notes to the Consolidated Financial Statements
(Expressed in Canadian dollars)
For the year ended May 31, 2008, 2007 and 2006

1.

NATURE AND CONTINUANCE OF OPERATIONS

The Company is in the business of acquiring, exploring and evaluating mineral properties, and either joint venturing or developing these properties further or disposing of them when the evaluation is completed.  At November 30, 2009, the Company was in the exploration stage and had interests in properties in Alaska and Nevada, U.S.A.

These consolidated financial statements have been prepared in accordance with Canadian generally accepted accounting principles on a going concern basis, which presume the realization of assets and discharge of liabilities in the normal course of business for the foreseeable future.  The Company’s ability to continue as a going concern has been dependent upon achieving profitable operations and/or obtaining additional financing.  During the current period the Company has raised $4,052,137 (May 31, 2009 – $37,913,974) through the issuance of share capital and has working capital at November 30, 2009 of $19,281,875 (May 31, 2009 - $32,459,316) which is considered sufficient to fund its operations and exploration program for the ensuing year.  These consolidated financial statements do not include any adjustments to the amounts and classification of assets and liabilities that might be necessary should the Company be unable to continue in business.

The business of mining and exploration involves a high degree of risk and there can be no assurance that current exploration programs will result in profitable mining operations.  The Company has no source of revenue, and has significant cash requirements to meet its administrative overhead and maintain its mineral property interests.  The recoverability of amounts shown for mineral properties is dependent on several factors.  These include the discovery of economically recoverable reserves, the ability of the Company to obtain the necessary financing to complete the development of these properties, and future profitable production or proceeds from disposition of mineral properties. The carrying value of the Company’s mineral property interests do not reflect current or future values.

2.

SIGNIFICANT ACCOUNTING POLICIES

The following is a summary of the significant accounting policies used by management in the preparation of these consolidated financial statements in accordance with Canadian generally accepted accounting principles.

a)

Basis of consolidation

These consolidated financial statements include the accounts of International Tower Hill Mines Ltd. and its wholly owned subsidiaries Talon Gold Alaska, Inc. (an Alaska corporation), Talon Gold (US) LLC (a Colorado limited liability company), Talon Gold Nevada Inc. (a Nevada corporation), Raven Gold Alaska Inc. (an Alaska corporation) and 813034 Alberta Ltd. (an Alberta corporation).  All intercompany transactions and balances have been eliminated.

b)

Cash equivalents

The Company considers cash equivalents to consist of highly liquid investments that are cashable on demand, and which are subject to insignificant credit and interest rate risk.

At November 30, 2009, the Company held a total of $17,518,353 (May 31, 2009 - $10,004,000) short term investments which consist of:

	Quantity	Maturity Date	Annual Yield
Renaissance High Interest saving	$ 2,509,580	-	-
Dundee Investment Saving	3,006,773	-	-
Montreal Trust	2,500,000	March 12, 2010	0.90%
TD Mortgage Corp.	2,500,000	March 12, 2010	0.80%
TD Mortgage Corp.	1,500,000	June 10, 2010	0.40%
Advisors’ Advantage Trust	3,002,000	June 11, 2010	0.50%
National Bank of Canada	2,500,000	June 10, 2011	0.55%
	$ 17,518,353

c)

Marketable securities

Marketable securities are classified as held for trading, and are carried at quoted market value, where applicable, or at an estimate of fair value.  Resulting realized and unrealized gains or losses, net of applicable income taxes, are reflected in operations.

d)

Foreign currency translation

Monetary assets and liabilities are translated at period-end exchange rates; other assets and liabilities have been translated at the rates prevailing at the date of transaction.  Revenue and expense items, except for amortization, are translated at the average rate of exchange for the period.  Amortization is converted using rates prevailing at dates of acquisition.  Gains and losses from foreign currency translation are included in the consolidated statements of operations.

e)

Property and equipment

Fixed assets are stated at cost, net of accumulated amortization.  Amortization is recorded over the estimated useful life of the assets at the following annual rates:

Computer equipment

-

30% declining balance

Furniture and equipment

-

20% declining balance

Computer software

-

3 years straight line

Leasehold improvements

-

straight-line over the lease term

f)

Mineral properties

Mineral properties consist of mining claims, leases and options.  Acquisition options, leasehold and exploration costs are capitalized and deferred until such time as the property is put into production or the properties are disposed of either through sale or abandonment.  If the property is put into production, the costs of acquisition and exploration will be written-off over the life of the property, based on estimated economic reserves.  Proceeds received from the sale of any interest in a property will first be credited against the carrying value of the property, with any excess included in operations for the period.  If a property is abandoned, the property and deferred exploration costs will be written-off to operations in the period of abandonment.

Recorded costs of mineral properties and deferred exploration and development expenditures are not intended to reflect present or future values of mineral properties.

Deferred costs related to mineral property interests are periodically reviewed for impairment.  A review for potential impairment is subject to potentially material measurement uncertainty.  If a review indicates that a mineral property interest has been impaired the related deferred costs are written down or written off.

Although the Company has taken steps to verify title to mineral properties in which it has an interest, based on industry norms for the current stage of exploration of such properties, these procedures do not guarantee the Company’s title.  Property title may be subject to unregistered prior agreements and inadvertent non-compliance with regulatory requirements.

g)

Asset retirement obligation

The Company has adopted the CICA Handbook Section 3110, “Asset Retirement Obligations” which establishes standards for the recognition, measurement and disclosure of liabilities for asset retirement obligations and the associated asset retirement costs.  The standards apply to legal obligations associated with the retirement of long-lived tangible assets that arise from the acquisition, construction, development or normal operation of such assets.  The standards require that a liability for an asset retirement obligation be recognized in the period in which it is incurred and when a reasonable estimate of the fair value of the liability can be made.  Furthermore, a corresponding asset retirement cost is recognized by increasing the carrying amount of the related long-lived asset.  The asset retirement cost is subsequently allocated in a rational and systematic method over the underlying asset’s useful life.  The initial fair value of the liability is accreted, by charges to operations, to its estimated future value.

h)

Share capital

The Company has adopted the residual value method with respect to the measurement of shares and warrants issued as private placement units.  The residual value method first allocates value to the more easily measurable component based on fair value and then the residual value, if any, to the less easily measurable component.

The fair value of the common shares issued in the private placements was determined to be the more easily measurable component and such common shares were valued at their fair value, as determined by the closing quoted bid price on the announcement date.  The balance, if any, was allocated to the attached warrants.  Any fair value attributed to the warrants is recorded as warrants.

Share capital issued as non-monetary consideration is recorded at the fair market value of the shares issued, which is determined by the Board of Directors of the Company and is generally based on the trading price of the shares at the time an agreement to issue shares has been reached.

Share issue costs incurred on the issue of the Company’s shares are charged directly to share capital.

i)

Loss per share

Basic loss per share is calculated using the weighted average number of shares outstanding during the period.  The weighted average number of shares outstanding during the period was 57,282,135 (Year ended May 31, 2009 – 45,089,555).  Diluted loss per share has not been presented separately as the outstanding options and warrants are anti-dilutive for each of the periods presented.

The Company uses the treasury stock method of calculating fully diluted per share amounts whereby any proceeds from the exercise of stock options or other dilutive instruments are assumed to be used to purchase common shares at the average market price during the period.

j)

Income tax

Income taxes are accounted for using the future income tax method.  Under this method income taxes are recognized for the estimated income taxes payable for the current year and future income taxes are recognized for temporary differences between the tax and accounting bases of assets and liabilities and for the benefit of losses available to be carried forward for tax purposes that are more likely than not to be realized.  Future income taxes assets and liabilities are measured using tax rates expected to apply in the years in which the temporary differences are expected to be recovered or settled.  To the extent that future income tax assets are not considered more likely than not to be realized, a valuation allowance is recorded.

k)

Stock based compensation

The Company accounts for stock-based compensation using a fair value based method with respect to all stock-based payments measured and recognized, to directors, employees and non-employees.  For directors and employees, the fair value of the options is measured at the date of grant.  For non-employees, the fair value of the options is measured on the earlier of the date at which the counterparty performance is completed or the date the performance commitment is reached or the date at which the equity instruments are granted if they are fully vested and non-forfeitable.  The fair value of the options is accrued and charged either to operations or mineral properties, with the offset credit to contributed surplus.  For directors and employees the options are recognized over the vesting period, and for non-employees the options are recognized over the related service period.  If and when the stock options are ultimately exercised, the applicable amounts of contributed surplus are transferred to share capital.

l)

Joint venture accounting

Where the Company’s exploration and development activities are conducted with others, the accounts reflect only the Company’s proportionate interest in such activities.

m)

Measurement uncertainty

The preparation of financial statements in conformity with Canadian generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amount of assets and liabilities and disclosure of contingent liabilities at the date of the financial statements, and the reported amounts of revenues and expenditures during the reporting period.  Actual results could differ from those reported.

Significant areas requiring the use of management estimates relate to the determination of impairment of mineral properties and determination of the fair value of asset retirement obligations.  By their nature, these estimates and related future cash flows are subject to measurement uncertainty, and the impact on the financial statements of future periods could be material.

n)

Capital disclosures

In February 2007, the Canadian Institute of Chartered Accountants’ (“CICA”) issued Handbook Section 1535, “Capital Disclosures”, which requires the disclosure of both qualitative and quantitative information that provides users of financial statements with information to evaluate the entity’s objectives, policies and procedures for managing capital.  The new section is effective for years beginning on or after October 1, 2007 and was adopted June 1, 2008.  Other than the additional disclosure in Note 12, the adoption of this Section has had no impact on the Company’s consolidated financial statements.

o)

Financial Instruments – Recognition and Measurement; Disclosure and Presentation

This standard sets out criteria for the recognition and measurement of financial instruments for fiscal years beginning on or after October 1, 2006.  This standard requires all financial instruments within its scope, including derivatives, to be included on a Company’s balance sheet and measured either at fair value or, in certain circumstances when fair value may not be considered most relevant, at cost or amortized cost.  Changes in fair value are to be recognized in the statements of operations or comprehensive income.

All financial assets and liabilities are recognized when the entity becomes a party to the contract creating the item.  As such, any of the Company’s outstanding financial assets and liabilities at the effective date of adoption are recognized and measured in accordance with the new requirements as if these requirements had always been in effect.  Any changes to the fair values of assets and liabilities prior to June 1, 2007 were recognized by adjusting opening deficit or opening accumulated other comprehensive income.

All financial instruments are classified into one of the following five categories: held for trading, held-to-maturity, loans and receivables, available-for-sale financial assets, or other financial liabilities.  Initial and subsequent measurement and recognition of changes in the value of financial instruments depends on their initial classification.  Transaction costs related to financial instruments will be expensed in the period incurred.

The Company classified its financial instruments as follows:

      Cash and cash equivalents are classified as held for trading.
      Accounts receivable are classified as loans and receivables.
      Marketable securities are classified as held for trading.
      Accounts payable and accrued liabilities have been classified as other liabilities.

The new Sections 3862 and 3863 replace Handbook Section 3861, “Financial Instruments – Disclosure and Presentation”, revising and enhancing its disclosure requirements, and carrying forward unchanged its presentation requirements.  These new sections place increased emphasis on disclosures about the nature and extent of risks arising from financial instruments and how the entity manages those risks.  These new standards were adopted on June 1, 2008.

p)

Comprehensive Income

Comprehensive income is the change in shareholders’ equity during a period from transactions and other events from non-owner sources.  This standard requires certain gains and losses that would otherwise be recorded as part of the net earnings to be presented in other “comprehensive income” until it is considered appropriate to recognize into net earnings.  This standard requires the presentation of comprehensive income, and its components in a separate financial statement that is displayed with the same prominence as the other financial statements.  There are no material differences between comprehensive income (loss) and net loss for the periods reported.

q)

Assessing Going Concern

The Accounting Standards Board (“AcSB”) amended CICA Handbook Section 1400 to include requirements for management to assess and disclose an entity’s ability to continue as a going concern.  This section applies to interim and annual financial statements relating to fiscal years beginning on or after January 1, 2008.  This section relates to disclosures and did not have an impact on the Company’s financial results, when adopted by the Company on June 1, 2008.

r)

Goodwill and Intangible Assets

In February 2008, the CICA issued Handbook Section 3064, “Goodwill and Intangible Assets”, replacing Section 3062, “Goodwill and Other Intangible Assets”, and Section 3450, “Research and Development Costs”.  These sections establish standards for the recognition, measurement, presentation and disclosure of goodwill subsequent to its initial recognition and of intangible assets by profit-oriented enterprises.  Standards concerning goodwill are unchanged from the standards included in the previous Section 3062.  The new sections are effective for years beginning on or after October 1, 2008.  The adoption of these new sections had no impact on its consolidated financial statements, when adopted by the Company on June 1, 2009.

s)

Future accounting changes

i)

International Financial Reporting Standards (“IFRS”)

In 2006, the AcSB published a new strategic plan that will significantly affect financial reporting requirements for Canadian companies.  The AcSB strategic plan outlines the convergence of Canadian generally accepted accounting principles (“GAAP”) with IFRS over an expected five year transitional period.  In February 2008 the AcSB announced that 2011 is the changeover date for publicly-listed companies to use IFRS, replacing Canada's own GAAP.  The date is for interim and annual financial statements relating to fiscal years beginning on or after January 1, 2011.  The transition date of June 1, 2011 will require the restatement for comparative purposes of amounts reported by the Company for the year ended May 31, 2011 and earlier where applicable.  While the Company has begun assessing the adoption of IFRS for 2011, the financial reporting impact of the transition to IFRS cannot be reasonably estimated at this time.

ii)

Business combinations

In January 2009, the CICA issued Handbook Section 1582, “Business Combinations”, which replaces the existing standards.  This section establishes the standards for the accounting of business combinations, and states that all assets and liabilities of an acquired business will be recorded at fair value.  Estimated obligations for contingent considerations and contingencies will also be recorded at fair value at the acquisition date.  The standard also states that acquisition-related costs will be expensed as incurred and that restructuring charges will be expensed in the periods after the acquisition date.  This standard is equivalent to the IFRS on business combinations.  This standard is applied prospectively to business combinations with acquisition dates on or after January 1, 2011.  Earlier adoption is permitted.  The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements.

iii)

Consolidated financial statements

In January 2009, the CICA issued Handbook Section 1601, “Consolidated Financial Statements”, which replaces the existing standards.  This section establishes the standards for preparing consolidated financial statements and is effective for interim and annual consolidated financial statements beginning on or after January 1, 2011.  The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements.

iv)

Non-controlling interests

In January 2009, the CICA issued Handbook Section 1602, “Non-controlling Interests”, which establishes standards for the accounting of non-controlling interests of a subsidiary in the preparation of consolidated financial statements subsequent to a business combination.  This standard is equivalent to the IFRS on consolidated and separate financial statements.  This standard is effective for interim and annual consolidated financial statements beginning on or after January 1, 2011. The Company is currently evaluating the impact of adopting this standard on its consolidated financial statements.

3.

RISK MANAGEMENT AND FINANCIAL INSTRUMENTS

The carrying values of cash and cash equivalents, marketable securities, accounts receivable and accounts payable and accrued liabilities approximate their fair values due to the short-term maturity of these financial instruments.

The Company’s risk exposure and the impact on the Company’s financial instruments are summarized below:

(a)

Credit risk

Credit risk is the risk of financial loss to the Company if a counter party to a financial instrument fails to meet its contractual obligations. The Company manages credit risk, in respect of cash and cash equivalents by purchasing highly liquid, short-term investment-grade securities held at a major Canadian financial institution in accordance with the Company’s investment policy. The credit risk associated with cash and cash equivalents is minimized substantially by ensuring that these financial assets are placed with major Canadian financial institutions with strong investment-grade ratings by a primary ratings agency.  The Company has no asset backed securities.

The Company’s concentration of credit risk and maximum exposure thereto is as follows relating to financial assets:

	November 30, 2009	Year ended May 31, 2009
		(audited)
Cash and cash equivalents	$ 19,844,063	$ 32,489,341
Accounts receivable	88,306	$ 76,634

The Company’s cash at November 30, 2009 consists of $19,656,662 in Canada and $187,401 in United States.  Concentration of credit risk exists with respect to the Company’s Canadian cash and cash equivalents as all amounts are held at a single major Canadian financial institution.  Credit risk with regard to cash held in United States is mitigated as the amount held in United States is only sufficient to cover short-term requirements.  With respect to receivables at November 30, 2009, the Company is not exposed to significant credit risk as the majority are from governmental agencies or related parties.

(b)

Liquidity risk

Liquidity risk is the risk that the Company will not be able to meet its financial obligations as they fall due.  The Company’s approach to managing liquidity risk is to provide reasonable assurance that it will have sufficient funds to meet liabilities when due.  The Company manages its liquidity risk by forecasting cash flows from operations and anticipated investing and financing activities.  The Company normally maintains sufficient cash and cash equivalents to meet the Company’s business requirements.  At November 30, 2009, the Company had accounts payable and accrued liabilities of $942,392 (May 31, 2009 - $386,673), which are all payable within six months.

(c)

Market risk

Market risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices.  Market risk comprises four types of risk: interest rate risk, foreign currency risk, commodity price risk and other price risk.

i.

Interest rate risk

The Company’s cash and cash equivalents consists of cash held in bank accounts and short term deposit certificates of GIC’s with several major Canadian financial institutions that earn interest at variable interest rates.  Due to the short-term nature of these financial instruments, fluctuations in market rates do not have a significant impact on estimated fair values as of November 30, 2009.  Future cash flows from interest income on cash and cash equivalents will be affected by interest rate fluctuations.  The Company manages interest rate risk by maintaining an investment policy that focuses primarily on preservation of capital and liquidity.  The Company’s sensitivity analysis suggests that a 1% change in interest rates would affect interest income by approximately $170,000.

ii.

Foreign currency risk

The Company is exposed to foreign currency risk to the extent that certain monetary financial instruments and other assets are denominated in United States dollars.  The Company has not entered into any foreign currency contracts to mitigate this risk, as it believes this risk is minimized by the minimal amount of cash held in United States funds.  The Company’s sensitivity analysis suggests that a consistent 5% change in the absolute rate of exchange for the United States dollars, the foreign currency for which the Company has net assets employed, would affect net assets and foreign exchange gain (loss) by approximately $339,000.

As at November 30, 2009, the Company had the following financial instruments in US$:

	CAD$ equivalent	US$

Cash	$ 187,401	$ 177,530
Accounts payables and accrued liabilities	$ 740,886	$ 701,862

As at November 30, 2009, US$ amounts were converted at a rate of US$1 to $1.0556 Canadian dollars.

iii.

Other price risk

Other price risk is the risk that the fair value or future cash flows of a financial instrument will fluctuate because of changes in market prices, other than those arising from interest rate risk or foreign exchange risk or commodity price risk.  The Company has no financial instruments exposed to such risk.

4.

MARKETABLE SECURITIES

	November 30, 2009	May 31, 2009 (audited)

Millrock Resources Inc.	$ 136,500	$ 113,750

On April 4, 2008 the Company sold its South Estelle, Alaska property to Millrock Resources Inc. for 650,000 Millrock shares or $247,000 based upon their market value on that date of $0.38 per share.  Fair value adjustment for the six months ended November 30, 2009, amounted to an unrealized gain (loss) of $22,750 (2008 – ($201,500)) .

5.

PROPERTY AND EQUIPMENT

	November 30, 2009			May 31, 2009 (audited)
	Cost	Accumulated Amortization	Net Book Value	Net Book Value
Furniture and equipment	$ 8,215	$ 3,165	$ 5,050	$ 5,587
Computer equipment	119,942	49,754	70,188	42,749
Computer software	89,476	89,476	-	7,304
Leasehold improvements	17,061	4,874	12,187	14,275

	$ 234,694	$ 147,269	$ 87,425	$ 69,915

6.

MINERAL PROPERTIES

Accumulated costs in respect of mineral tenures and mineral rights owned, leased or under option, consist of the following:

					Properties Acquired From Anglo	Nevada Properties		Optioned Properties
	Siwash		West
	Silver leases	BMP	Tanana	South Estelle		Painted Hills	North Bullfrog	LMS	Terra
	(note 6(a))	(note 6(b))	(note 6(c))	(note 6(d))		(note 6(g))	(note 6(g))	(note 6(f))	(note 6(f))	Total CDN$
Balance May 31, 2008	$ 1	$ 326,798	$ 1,102,464	$ -	$ 13,523,499	$ 924,249	$ 2,198,647	$ 1,789,173	$ 3,286,397	$ 23,151,228
Acquisition costs:
Cash payments	-	-	-	-	-	-	-	-	-	-
Common shares issued	-	-	-	-	-	-	84,250	371,250	371,250	826,750
	-	-	-	-	-	-	84,250	371,250	371,250	826,750
Deferred exploration costs:
Advance to contractors	-	-	-	-	(214,075)	-	-	-	-	(214,075)
Contract services	-	140,867	35,069	-	2,283,596	4,235	67,150	18,510	143,118	2,692,545
Assay	-	7,390	8,313	-	1,151,113	-	15,328	23,085	-	1,205,229
Drilling	-	-	-	-	5,498,364	-	(702)	-	-	5,497,662
Field costs	-	26,763	783	-	1,348,753	202	9,123	85	(22,296)	1,363,413
Equipment rental	-	2,951	694	-	348,416	-	-	690	2,293	355,044
Land maintenance & tenure	-	47,072	37	-	461,612	73,491	219,045	16,587	144,679	962,523
Transportation	-	-	17,963	-	96,129	-	-	1,828	-	115,920
Travel	-	21,298	3,207	-	54,605	261	1,739	-	440	81,550
	-	246,341	66,066	-	11,028,513	78,190	311,683	60,785	268,234	12,059,811
Total expenditures for the year	-	246,341	66,066	-	11,028,513	78,190	395,933	432,035	639,484	12,886,561
Property sale	-	-	(1,168,530)	-	(449,255)	(1,002,438)	-	-	-	(2,620,223)
Balance May 31, 2009	1	573,139	-	-	24,102,757	-	2,594,580	2,221,208	3,925,881	33,417,566
Acquisition costs:
Cash payments	-	-	-	-	-	-	250,000	-	-	250,000
Common shares issued	-	-	-	-	-	-	801,000	-	-	801,000
	-	-	-	-	-	-	1,051,000	-	-	1,051,000
Deferred exploration costs:
Advance to contractors	-	-	-	-	(593,230)	-	-	-	-	(593,230)
Contract services	-	1,838	-	-	2,539,509	-	20,954	7,122	17,668	2,587,091
Assay	-	-	-	-	1,821,531	-	2,730	-	-	1,824,261
Drilling	-	-	-	-	7,153,818	-	-	-	-	7,153,818
Field costs	-	20	-	-	1,260,535	-	3,282	687	(71,337)	1,193,187
Equipment rental	-	-	-	-	310,063	-	-	-	-	310,063
Land maintenance & tenure	-	1,225	-	-	688,679	-	48,004	28,184	59,377	825,469
Transportation	-	-	-	-	113,566	-	292	1,643	-	115,501
Travel	-	-	-	-	78,208	-	1,227	-	-	79,435
	-	3,083	-	-	13,372,679	-	76,489	37,636	5,708	13,495,595
Total expenditures for the period	-	3,083	-	-	13,372,679	-	1,127,489	37,636	5,708	14,546,595
Property write off	-	(576,222)	-	-	-	-	-	-	-	(576,222)
Balance November 30, 2009	$ 1	$ -	$ -	$ -	$ 37,475,436	$ -	$ 3,722,069	$ 2,258,844	$ 3,931,589	$ 47,387,939

	Properties Acquired From Anglo
		West	Coffee
	Livengood	Pogo	Dome	Gilles	Cariboo	Chisna	Blackshell
	(note 6(e))	(note 6(e))	(note 6(e))	(note 6(e))	(note 6(e))	(note 6(e))	(note 6(e))	sub-total
Balance May 31, 2008	$ 10,197,854	$ 441,839	$ 969,528	$ 449,255	$ -	$ 1,465,023	$ -	$ 13,523,499
Acquisition costs:
Cash payments
Common shares issued	-	-	-	-	-	-	-	-
	-	-	-	-	-	-	-	-
Deferred exploration costs:					-
Advance to contractors	(214,075)	-	-	-	-	-	-	(214,075)
Contract services	2,026,372	12,646	5,459	-	-	239,119	-	2,283,596
Assay	1,116,226	3,962	5,014	-	-	25,911	-	1,151,113
Drilling	5,498,364	-	-	-	-	-	-	5,498,364
Field costs	1,316,711	4,661	635	-	-	26,746	-	1,3,48,753
Equipment rental	332,393	-	-	-	-	16,023	-	348,416
Land maintenance & tenure	329,113	23	91,649	-	-	40,827	-	461,612
Transportation	92,040	-	1,054	-	-	3,035	-	96,129
Travel	20,818	-	858	-	-	32,929	-	54,605
	10,517,962	21,292	104,669	-		384,590		11,028,513
Total expenditures for the year	10,517,962	21,292	104,669	-	-	384,590	-	11,028,513
Property write off	-	-	-	(449,255)	-	-	-	(449,255)
Balance May 31, 2009	20,715,816	463,131	1,074,197	-	-	1,849,613	-	24,102,757
Acquisition costs:
Cash payments
Common shares issued	-	-	-	-	-	-	-	-
	-	-	-	-	-	-	-	-
Deferred exploration costs:					-
Advance to contractors	(593,230)	-	-	-	-	-	-	(593,230)
Contract services	2,372,485	5,375	128,677	-	-	32,972	-	2,539,509
Assay	1,669,763	2,753	144,030	-	-	4,985	-	1,821,531
Drilling	6,878,289	-	275,529	-	-	-	-	7,153,818
Field costs	1,216,165	1,018	33,981	-	-	9,371	-	1,260,535
Equipment rental	276,294	1,392	29,871	-	-	2,506	-	310,063
Land maintenance & tenure	503,178	18,819	100,434	-	-	66,248	-	688,679
Transportation	76,935	9,158	-	-	-	27,473	-	113,566
Travel	60,002	1,847	13,038	-	-	3,321	-	78,208
	12,459,881	40,362	725,560	-		146,876		13,372,679
Total expenditures for the period	12,459,881	40,362	725,560	-	-	146,876	-	13,372,679
Property write off	-	-	-	-	-	-	-	-
Balance November 30, 2009	$ 33,175,697	$ 503,493	$ 1,799,757	$ -	$ -	$ 1,996,489	$ -	$ 37,475,436

(a)

Siwash Silver Claims, B.C.

On September 22, 2006, the Company entered into a letter agreement with Ravencrest whereby Ravencrest will acquire all of the Company’s interest in ninety-seven mineral claims and one lot in exchange for the Company retaining a 5% net smelter returns royalty and Ravencrest’s assumption of all liabilities and risks concerning the property.  The original mining venture agreement dated March 31, 2005 between the Company and Ravencrest was also terminated.  Accordingly, the Company wrote down the Siwash Silver Claims to a nominal value of $1, recognizing a charge to operations of $1,030,315 during the year ended May 31, 2007.

The Company had pledged a $2,500 term deposit as reclamation security for work on Siwash property as required by the Province of British Columbia.  During the fiscal year ended May 31, 2008, the deposit was returned to the Company.

(b)

BMP Project, Alaska

In September, 2006, the Company staked a total of 108 Alaska state mining claims at a new location in the Bethel Recording District.  The claims cover a base metal target developed from the Company’s exploration program conducted in 2006.

On March 26, 2008, the Company executed an agreement with respect to the exploration and option to lease of key exploration ground adjoining the Company’s BMP claim block from Cook Inlet Region, Inc. (CIRI), an Alaska Native Regional Corporation.

ITH and CIRI have signed an exploration agreement with an option to lease, covering a 6,200 hectare area located immediately adjacent to the eastern side of the Company’s existing BMP claim block.  The general terms of the agreement are as follows:

Exploration Agreement (2 year initial term with automatic 3 year renewal)

•

Payments: Annual rental payment of USD 20,000 per year for the first 2 years (paid), increasing to USD 40,000 for years 3 through 5. At the end of year 2, the Company will be required to reduce the lands subject to the agreement by 50% unless otherwise justifiable geologically, in which case a bonus of USD 5.00 per acre is payable upon the renewal for all lands retained in excess of 3,100 hectares.

•

Work Commitments: USD 275,000 in year 1 escalating to USD 500,000 in year 5.

•

Lease Option: Upon having expended a minimum of USD 800,000, drilled 2,500 feet of core drilling and produced a positive pre-feasibility study over an area within the CIRI lands that contains mineralization and may be capable of development into a mine, the Company may elect to enter into a mining lease over the ground that is the subject to the positive pre-feasibility study.

•

Advance Minimum Royalty: Payments of USD 150,000 in years 1-3, USD 200,000 in years 4-5 and USD 400,000 for year 6 and beyond (unless a feasibility study has been completed). AMR payments are 50% deductible from royalty payments.

•

Sliding Scale Royalty: An NSR Royalty of between 1 and 2.5% before payback and between 3 and 5% (depending upon the gold price) after payback is payable in respect of precious metals, and an NSR Royalty of 1% before payback and 3% after payback is payable in respect of base metals.  In both cases, CIRI will have the option to replace the NSR Royalty with a Net Profits Interest Royalty (10% before payback and 20% after).

•

CIRI Participation Option: Upon a production decision being made, CIRI will have the right to acquire up to a 15% working interest in the leased area by contributing 2 times its pro rata share of the cumulative project expenditures by the Company (other than AMR payments) to the date of the exercise of CIRI’s participation option.

The Company will also make annual donations of USD 10,000 (paid USD 20,000) to The CIRI Foundation or other scholarship fund designated by CIRI during the continuance of the exploration.

In October, 2009, due to disappointing exploration results and a desire to focus on the Livengood project, the Company terminated the option agreement with CIRI and abandoned substantially all of the 108 Alaska State mining claims originally staked.  The Company wrote off the $576,222 in associated costs.

(c)

West Tanana Project, Alaska

On August 14, 2006, the Company acquired an interest in the West Tanana Project from Doyon Limited (“Doyon”), an Alaska Native Regional Corporation, by way of a mining exploration agreement with the option to lease.  The agreement with Doyon is a two stage Exploration Option/Mining Lease, whereby the Company has the option to enter into one or more mining leases over some or all of the Doyon conveyed lands (25,920 acres) and up to three leases totalling 8,000 acres over the Doyon selected lands (25,872 acres) subject to the exploration option agreement.

In order to maintain the option to lease in good standing, the Company is required to pay Doyon USD 350,000 over six years (five years plus one year extension, USD 50,000 first year), make annual scholarship donations of USD 10,000 per year (paid USD 50,000 in lease payment and USD 10,000 in scholarship donations); and incur exploration expenditures totalling USD 2,625,000, subject to reduction to USD 2,125,000 if the lands subject to the option are reduced by 50% or more (USD 75,000 commitment for the first year).  If the Company does not terminate the option prior to January 1 in any option year, the specified minimum expenditures for that year become a commitment.

At any time during the option period, the Company may enter into a mining lease with Doyon with respect to any one or more area(s) of the lands in respect of which it has expended at least USD 600,000, carried out at least 10,000 feet of core drilling, and submitted a pre-feasibility study.  Each mining lease will have a term of 15 years and for so long thereafter as commercial production continues and requires advance minimum royalty payments of USD 250,000 per year during the first five years of the term.  The Company is also required to incur minimum mandatory exploration expenditures equal to the greater of USD 25/acre or USD 250,000 for each of the first five years and USD 50/acre or USD 500,000 in the sixth and each succeeding year.  If, on or before the 5th year of the term, the Company has not produced a feasibility study and made a production decision, the annual advance minimum royalty payments increase to USD 500,000.  Advance royalty payments are credited against 50% of production royalties.  Upon commencement of commercial production, the Company is required to pay a production royalty on precious metals, calculated as the greater of 2% of net smelter returns pre-payout and 4% of net smelter returns post-payout or 10% of net profits pre-payout and 20% of net profits post payout, and on base metals, calculated as the greater of 1% of net smelter returns pre-payout and 3% of net smelter return post-payout or 10% of net profits pre-payout and 20% of net profits post payout.  Payout occurs when the Company has recouped cumulative gross revenues from production equal to its cumulative expenditures since the effective date of the lease.  Upon the Company having made a production decision with respect to any leased area, Doyon will also have the right to acquire a minimum of 5%, and a maximum of 10%, participating interest in the Company’s interest in that leased area by contributing an amount equal to 2.25 times Doyon’s elected percentage of the Company’s cumulative project expenditures to the joint venture to be formed upon Doyon’s election to participate.  Such contribution will be applied to fund 100% of joint venture expenditures until exhausted following which each party will be required to contribute its pro rata share of further expenditures.

As a consequence of the Company’s determination to focus on its Livengood Project, on October 1, 2008 the Company terminated the agreement with Doyon and wrote off the $1,168,530 in associated costs.

(d)

South Estelle Project, Alaska

On June 15, 2007, the Company signed a binding letter of intent (“LOI”) with Hidefield Gold Plc. of London England. (AIM: HIF) and its partner, Mines Trust Ltd. (a private Alaskan company) pursuant to which the Company can earn up to a 80% interest in the South Estelle project located in southwest Alaska.  The project consists of 168 State of Alaska unpatented lode mining claims.

Under the LOI the Company can earn up to an aggregate 80% interest in the project as follows:

•

the Company can earn an initial 51% interest by making payments of USD 42,000 upon TSX Venture Exchange (“TSXV”) acceptance of the transaction (paid) and an additional USD 50,000 on or before January 8, 2008 (paid), and incurring aggregate exploration expenditures of USD 2,000,000 prior to December 31, 2009 (USD 75,000 on or before December 31, 2007, which the Company has committed to incur);

•

the Company can earn an additional 19% interest (aggregate of 70%) by incurring an additional USD 3,000,000 in exploration expenditures before December 31, 2011; and,

•

the Company can earn an additional 10% interest (aggregate of 80%) by funding all expenditures required to prepare and deliver a positive bankable feasibility study.  There is no time limit for the delivery of such feasibility study.

At any time after the Company earns its initial 51% interest, Hidefield/Mines Trust can convert their interest into a 1.5% net smelter return royalty.  Following the Company having earned its interest, if Hidefield/Mines Trust do not elect to convert to an NSR, the parties will enter into a joint venture, in which each will be responsible for its pro rata share of further expenditures.  If the interest of either the Company or Hidefield/Mines Trust in such joint venture is reduced to 10% or less, such interest will be converted to a 1.5% NSR royalty.

On April 2, 2008, the Company sold its interest in the property to Millrock Resources Inc., a public company listed on the TSXV, in consideration of the issuance of 650,000 common shares of Millrock to the Company and the grant to the Company of a 1% net smelter return royalty on Millrock’s interest in the property.  The Company recognized a gain of $89,246 on the sale.

(e)

Properties acquired from AngloGold, Alaska

Pursuant to an Asset Purchase and Sale and Indemnity Agreement dated June 30, 2006, as amended on July 26, 2007, (the “AngloGold Agreement”) among the Company, AngloGold Ashanti (U.S.A.) Exploration Inc. (“AngloGold”) and Talon Gold Alaska, Inc. (the Company’s wholly owned Alaskan subsidiary), the Company acquired all of AngloGold’s interest in a portfolio of seven mineral exploration projects in Alaska (then aggregating 246 square kilometres) and referred to as the Livengood, Chisna, Gilles, Coffee Dome, West Pogo, Blackshell, and Caribou properties (the “Sale Properties”) in consideration of cash payment USD 50,000 on August 4, 2006, and the issuance of 5,997,295 common shares, representing approximately 19.99% of the Company’s issued shares following the closing of the acquisition and two private placement financings raising an aggregate of $11,479,348.  AngloGold has the right to maintain its percentage equity interest in the Company, on an ongoing basis, provided that such right will terminate if AngloGold’s interest falls below 10% at any time after January 1, 2009.

As further consideration for the transfer of the Sale Properties, the Company granted to AngloGold a 90 day right of first offer with respect to the Sale Properties and any additional mineral properties in Alaska in which the Company acquires an interest and which interest the Company proposes to farm out or otherwise dispose of.  If AngloGold’s equity interest in the Company is reduced to less than 10%, then this right of first offer will terminate.  Details of the Sale Properties are as follows:

(i)

Livengood Property

The Livengood property is located in the Tintina gold belt approximately 110 kilometres north of Fairbanks, Alaska.  Subsequent to the acquisition of the original property from AngloGold, the Company acquired additional property interests in the area, and the Livengood property now consists of approximately 1,466.5 hectares of mineral rights leased from the State of Alaska, 169 State of Alaska mining claims (2,675 hectares) leased from two individuals, 20 federal unpatented lode mining claims (177 hectares) leased from two individuals, three federal patented lode mining claims (20.25 hectares) leased from a group of individuals and two unpatented federal lode mining and four federal unpatented placer mining claims (47.7 hectares) leased from an individual.

Details of the leases are as follows:

-

the lease of the Alaska State mineral rights is for an initial term of 3 years, commencing July 1, 2004 (subject to extension for 2 extensions of three years each) and requires work expenditures of USD 10/acre/year in years 1 – 3, USD 20/acre/year in years 4 – 6 and USD 30/acre/year in years 7 – 9 and advance royalty payments of USD 5/acre/year in years 1 - 3, USD 15/acre/year in years 4 – 6 and USD 25/acre/year in years 7 – 9.  An NSR production royalty of between 2.5% and 5.0% (depending upon the price of gold) is payable to the lessor with respect to the lands subject to this lease.  In addition, an NSR production royalty of 1% is payable to the lessor with respect to the unpatented federal mining claims subject to the lease below.

-

the lease of the 169 State of Alaska mining claims is for an initial term of ten years, commencing on September 11, 2006.  The lease requires payments of USD 75,000 on execution (paid), USD 50,000 in each of years 2 – 5 and USD 100,000 in each of years 6 -10 and work expenditures of USD 100,000 in year 1, USD 200,000 in each of years 2 – 5 and USD 300,000 in each of years 6 -10.  An NSR production royalty of between 2% and 5% is payable to the lessors (depending upon the price of gold).  The Company may buy all interest in the property subject to the lease (including the retained royalty) for USD 10,000,000.

-

the lease of the 20 Federal unpatented claims is for an initial term of ten years, commencing on April 21, 2003 and for so long thereafter as mining related activities are carried out.  The lease requires a bonus payment of USD 5,000 on signing (paid), and advance royalties of USD 20,000 on execution (paid), USD 30,000 on or before April 21, 2004 (paid), USD 40,000 on or before April 21, 2005 (paid), USD 50,000 on or before April 21, 2006 (paid), USD 40,000 on or before April 21, 2007 (paid) and an additional USD 50,000 on or before each subsequent April 21 during the term (paid USD150,000 ). An NSR production royalty of between 2% and 3% (depending on the price of gold) is payable to the lessors.  The Company may purchase 1% of the royalty for USD 1,000,000.

-

the lease of the patented federal claims is for an initial term of ten years, and for so long thereafter as the Company pays the lessors the minimum royalties required under the lease.  The lease requires a bonus payment of USD 10,000 on signing (paid), and minimum royalties of USD 10,000 on or before January 18, 2008 (paid), USD 10,000 on or before January 18, 2009 (paid), USD 15,000 on or before January 18, 2010 and an additional USD 20,000 on or before each of January 18, 2011 through January 18, 2016 and an additional USD 25,000 on each subsequent January 18 thereafter during the term (all of which minimum royalties are recoverable from production royalties).  An NSR production royalty of 3% is payable to the lessors.  The Company may purchase all interest of the lessors in the leased property (including the production royalty) for USD 1,000,000 (less all minimum and production royalties paid to the date of purchase), of which USD 500,000 is payable in cash over 4 years following the closing of the purchase and the balance of USD 500,000 is payable by way of the 3% NSR production royalty.

-

the mining lease of the two unpatented federal lode mining and four federal unpatented placer claims has an initial term of ten years, commencing on March 28, 2007, and for so long thereafter as mining related activities are carried out.  The lease requires payment of advance royalties of USD 3,000 on execution (paid), USD 5,000 on or before March 28, 2009, USD 10,000 on or before March 28, 2010 (paid) and an additional USD 15,000 on or before each subsequent March 28 thereafter during the initial term (all of which minimum royalties are recoverable from production royalties).  The Company is required to pay the lessor the sum of USD 250,000 upon making a positive production decision.  An NSR production royalty of 2% is payable to the lessor.  The Company may purchase all interest of the lessor in the leased property (including the production royalty) for USD 1,000,000.

(ii)

Coffee Dome Property

The Coffee Dome property is located approximately 15 kilometres northeast of the Fort Knox mine.  The property consists of 59 State of Alaska mining claims (2,600 hectares) owned 100% by the Company, 6 State of Alaska mining claims (388.8 hectares) leased from an individual and 1,166.2 hectares of fee lands leased from the University of Alaska.

The lease of the 6 State of Alaska mining claims is for an initial term of twenty years, commencing on August 11, 2005 and for so long thereafter as mining related activities are carried out.  The lease requires a bonus payment of USD 10,000 on signing (paid), and advance royalties of USD 15,000 on or before December 31, 2005 (paid), USD 25,000 on or before August 11, 2006 (paid) and an additional USD 50,000 on or before each subsequent August 11 during  the term (paid USD 150,000).  A production payment of USD 500,000 is also payable upon the Company making a positive production decision.  An NSR production royalty of between 0.5% and 5% (depending on the price of gold) is payable to the lessor.  The Company may purchase 1% of the royalty for USD 2,000,000.  The lessor also has the right to receive an NSR production royalty on production of gold of between 0.5% and 5% (depending on the price of gold) and a 3% NSR production royalty on production of minerals other than gold, from any lands acquired by the Company within a defined area of interest.  In addition, the lessor is entitled to receive an NSR production royalty on all minerals equal to the greater of 1% and one-half of the difference between 4% and the actual NSR production royalty payable by the Company to a third party with respect to certain defined lands held by such third party upon the Company entering into a mining lease with such third party.

The agreement with the University of Alaska is a two stage Exploration Agreement with Option to Lease.  The Exploration Agreement has an effective date of January 1, 2007 and covers approximately 1,166 hectares of land.  The key terms of the Exploration Agreement (and any resulting mining lease) are as follows:

Exploration Agreement: In order to maintain the option to lease in good standing, the Company is required to pay the University USD 117,500 over five years (paid USD 87,500) and incur exploration expenditures totalling USD 400,000 over five years (USD 25,000 commitment for the first year, $50,000 for the second year).  If the Company does not terminate the option prior to January 1 in any option year, the specified minimum expenditures for that year become a commitment of the Company.  The Company is also responsible for all taxes and assessments on the lands subject to the option to lease.

Mining Lease: At any time during the option period, the Company has the right to enter into a mining lease over some or all of the lands subject to the option.  The mining lease will have an initial term of 15 years and for so long thereafter as commercial production continues and requires escalating advance royalty payments of USD 30,000 in year 1 to USD 150,000 in year 9 and beyond.  Advance royalty payments are credited against 50% of production royalties.  The Company is also required to incur escalating minimum mandatory exploration expenditures of USD 125,000 in year 1 to USD 350,000 in year 5 and beyond and to deliver a feasibility study within 10 years of the commencement of the lease.  Upon the commencement of commercial production, the Company is required to pay a sliding scale net smelter return royalty of from 3% (USD 300 and below gold) up to 5% (USD 500 and up gold).  The Company will also pay a sliding scale net smelter return royalty of from 0.5% (USD 450 and below gold) to 1% (USD 450 and above gold) on any federal or Alaska state claims staked by the Company or its affiliates within a 2 mile area of interest surrounding the University land (not including the Company’s existing leased claims).

(iii)

West Pogo Property

The West Pogo property is located approximately 50 kilometres north of Delta Junction, Alaska, and consists of 96 State of Alaska mining claims (1,944 hectares) owned 100% by the Company.

(iv)

Chisna Property

The Chisna property is located in the eastern Alaska Range, Alaska, and consists of 608 State of Alaska mining claims divided into 5 blocks (approximately 32,935 hectares total) owned 100% by the Company.

On November 2, 2009, the Company entered into a joint venture agreement with Ocean Park Ventures Corp. (“OPV”), a public BC company.  Pursuant to the agreement, an Alaskan subsidiary of OPV (“Subco”) and Raven Gold Alaska Inc. (“Raven”), a subsidiary of the Company, will form a joint venture (the “JV”) for the purpose of exploring and developing the property.

The initial interests of Subco and Raven in the JV will be 51% and 49% respectively.  Raven’s initial contribution to the JV will be its interest in the Chisna Project.  Subco’s contribution to the JV will be funding for the JV totalling USD 20,000,000 over five years; of which USD 5,000,000 must be provided during the first year.  The first year amount is reduced to USD 2,000,000 if, at any time during such year, the London PM gold fix price and the LME closing copper price are each below USD 700/oz and USD 1.70/lb, respectively, for a period of 10 consecutive trading days.  If Subco fails to fund any portion of the initial USD 5,000,000 (or USD 2,000,000 as applicable) in the first year, Raven will be entitled to terminate the JV and OPV and Subco will be jointly indebted to Raven for the difference between USD 5,000,000 (or USD 2,000,000 as applicable) and the amount actually funded.

Raven will be the operator of the JV during the first two years.  After two years, Subco will be entitled to assume the operatorship of the JV and to maintain operatorship until and unless it ceases to hold a majority interest in the JV.  Any work program proposed by the operator will be subject to approval by the five member JV management committee.  After Subco has completed its USD 20,000,000 initial contribution, the JV participant with the greatest interest in the JV will be entitled to nominate three members of the management committee.

If Subco funds the entire USD 20,000,000 within five year period, it will have the option to acquire a further 19% interest in the JV by producing a positive bankable feasibility study in respect of the Chisna Project within five years after electing to exercise such option, and by funding and additional exploration required to produce such a study.  The feasibility study must support a mining operation at a minimum level of 300,000 ounces per year of gold equivalent production.

In consideration for the Company providing the resources for Raven to enter into the JV, OPV will issue 200,000 common shares to the Company following satisfaction of the conditions precedent to the formation of the JV and an additional 200,000 shares each anniversary thereafter, to a total of 1,000,000 shares, provided the JV is in good standing.

The formation of the JV, and the rights of OPV/Subco under the JV Agreement, were subject to a pre-emptive right in favour of AngloGold under the AngloGold Agreement (See Note 6(e)), which was waived by AngloGold on November 17, 2009.  Consequently, Subco and Raven proceeded with the JV, and will be bound by the existing Indemnity and Pre-emptive Rights Agreement among AngloGold, the Company and Talon, as provided for in the AngloGold Agreement.  The principal effect of that agreement on the JV will be indemnity provisions relating to the Chisna Project, and AngloGold will have no further pre-emptive right in respect of the Chisna Project.

The formation of the JV is subject to certain conditions precedent, including the transfer of the Chisna Project claims to Raven (presently underway), and the acceptance of the JV Agreement by the TSX Venture Exchange on behalf of OPV.

(v)

Gilles Property

The Gilles property is located approximately 30 kilometres north of Delta Junction, Alaska, and consists of 86 State of Alaska mining claims owned 100% by the Company.  Due to disappointing exploration results and the Company’s desire to focus on its Livengood Project, effective September 1, 2008 the Company abandoned the claims and wrote off the associated costs of $449,255.

(f)

Properties optioned from AngloGold, Alaska

In conjunction with the closing of the acquisition of the Sale Properties, the Company entered into option/joint venture agreements with AngloGold with respect to two additional mineral projects in Alaska, referred to as the LMS and the Terra properties (the “Optioned Properties”).

The Terra Property now consists of 235 State of Alaska unpatented lode mining claims (15,552 hectares) held by or on behalf of AngloGold and 5 State of Alaska unpatented lode mining claims (324 hectares) leased from an individual.  The lease requires a payment on execution of USD 25,000 (paid), and advance minimum royalties of USD 25,000 on or before March 22, 2006 (paid), USD 50,000 on or before March 22, 2007 (paid), USD 75,000 on or before March 22, 2008, USD 100,000 on or before March 22, 2009 (paid) and each subsequent March 22 until March 22, 2015, and thereafter USD 125,000 until the expiry of the lease (all of which are recoverable from production royalties).  The lessor is entitled to receive a net smelter returns production royalty on gold equal to 3.0% if the gold price is less than USD 450/ounce and 4% if the gold price is USD 450/ounce or higher, plus a net smelter returns royalty of 4% on all other mineral products other than gold.  1% of the royalty may be purchased for USD 1,000,000 and a further 1% for USD 3,000,000.

The LMS property consists of 92 State of Alaska unpatented lode mining claims (5,691 hectares) owned by AngloGold.

(i)

With respect to the LMS property, the Company will have the right to earn a 60% interest by incurring aggregate exploration expenditures of USD 3.0 million by January 30, 2010 (incurred), of which the Company has committed to incur minimum exploration expenditures of USD 1.0 million during the 2006 calendar year and of USD 750,000 during the 2007 calendar year.

Upon the Company having earned its 60% interest in the LMS property, AngloGold will have the right to re-acquire a 20% interest (for an aggregate 60% interest) and become manager of the joint venture by incurring a further USD 4.0 million in exploration expenditures over a further two years.

(ii)

With respect to the Terra property, the Company will have the right to earn a 60% interest by incurring aggregate exploration expenditures of USD 3.0 million by January 30, 2010, of which the Company has committed to incur minimum exploration expenditures of USD 500,000 during the 2006 calendar year and of USD 750,000 during the 2007 calendar year.  Upon the Company having earned its 60% interest in the Terra property, AngloGold will have the right to re-acquire a 20% interest (for an aggregate 60% interest) and become manager of the joint venture by incurring a further USD 4.0 million in exploration expenditures over a further two years.

In either case, following the parties having earned their final respective interests, each party will be required to contribute its pro rata share of further exploration expenditures or be diluted.  A party that is diluted to 10% or less will have its interest converted to a 2% net smelter return royalty.

On November 5, 2007 the Company provided notice to AngloGold that it has incurred sufficient expenditures to vest its 60% ownership in the Terra project.  AngloGold had 90 days to decide whether or not to exercise its right to earn back an additional 20% interest in the Terra project by incurring USD 4,000,000 in expenditures over the next two years, and elected not to do so.  As AngloGold elected not to exercise its back-in right, each party is therefore responsible for contribution its share of ongoing joint venture expenditures.

On June 10, 2008, the Company entered into an agreement to acquire all of the interest of AngloGold in the Terra and LMS projects, plus certain other AngloGold rights on the Gilles and West Pogo properties, for the purchase price of $751,500 to be satisfied by the issuance of 450,000 shares of the Company to AngloGold (issued November 24, 2008).  The transaction was approved by NYSE Alternext-US Stock Exchange on July 31, 2008 and by the TSXV on September 10, 2008.

(g)

Properties optioned from Redstar Gold Corp., Nevada

On March 15, 2007, the Company signed two binding letters of intent with Redstar Gold Corp. of Vancouver, B.C. (“Redstar”), pursuant to which the Company can earn up to a 70% interest in two gold projects, referred to as North Bullfrog and Painted Hills, located in Nevada.  The Company can earn an initial 60% interest in each project by making payments and exploration expenditures and has the option to earn an additional 10% interest (aggregate 70%) by funding all expenditures to take a project to feasibility.  There is no time limit by which a feasibility study is required to be delivered.

North Bullfrog: To earn its initial 60% interest, the Company must make total payments of USD 190,000 and incur total expenditures of USD 4,000,000 over 4 years to March 15, 2011.  The first year requirement is a payment of USD 20,000 on TSXV acceptance (paid) plus exploration expenditures of USD 500,000 (incurred).  The second payment of USD 30,000 is due by September 15, 2008 (paid). The third payment of USD 40,000 is due by March 15, 2009 (paid).  The fourth payment of USD 50,000 is due by March 15, 2010 and the fifth payment of USD 50,000 is due by March 15, 2011.

The Company is also required to pay the advance minimum royalty payments to the owners of certain patented mining claims which are fully recoupable against production royalties.  The advance minimum royalty in year 1 to 3 is USD 32,300 per year and year 4 onwards is USD 37,000.

Painted Hills: To earn its initial 60% interest, the Company must make total payments of USD 170,000 and incur total expenditures of USD 2,500,000 over 4 years to March 15, 2011.  The first year requirement is a payment of USD 20,000 on TSXV acceptance (paid) plus exploration expenditures of USD 250,000 (incurred).  The second payment of USD 20,000 is due by September

15, 2008 (paid).

Due to disappointing results, the Company decided not to do any further work on Painted Hills, and the lease was terminated and the property returned to the lessor.  Accordingly, the related mineral property costs of $ 1,002,438 were written off.

The Company is also required to issue an aggregate of 20,000 common shares to Redstar, as to

5,000 shares on each on September 15, 2008 (issued December 17, 2008), March 15, 2009 (issued March 11, 2009), March 15, 2010 and March 15, 2011, so long as the Company is earning into at least one of the North Bullfrog or Painted Hills projects.

On July 30, 2009, the Company signed an agreement with Redstar to purchase all of Redstar’s interest in the North Bullfrog project (including the Connection Property – Note 6(i)) for consideration of $250,000 (paid) and the issue of 200,000 common shares to Redstar (issued).  Completion of the acquisition eliminated the Company’s current vesting requirements for expenditures and issuance of shares.

(h)

Mayflower Property, Nevada

Pursuant to a mining lease and option to purchase agreement made effective December 1, 2007 between the Company and a group of arm’s length limited partnerships, the Company has leased (and has the option to purchase) eleven patented mining claims (approximately 76 hectares) located adjacent to its North Bullfrog project in south-western Nevada.  The terms of the lease/option are as follows:

      Terms:  Initial term of 5 years, commencing December 1, 2007, with the option to extend the lease for an additional 5 years.  The lease will continue for so long thereafter as the property is in commercial production or, alternatively, for an additional three years if the Company makes advance minimum royalty payments of USD 100,000/year (which are recoupable against actual production royalties).
      Lease Payments: USD 5,000 (paid) and 25,000 common shares of the Company (issued September 8, 2008) following regulatory acceptance of the transaction; and an additional 20,000 common shares (issued January 31, 2009) on each of the first through fifth lease anniversaries.  If the Company elects to extend the lease for a second 5 year term, it will pay USD 10,000 and issue 50,000 common shares upon election being made, and an additional 50,000 common shares on each of the sixth through tenth anniversaries.
      Work Commitments:  USD 100,000 per year for the first three years, USD 200,000 per year for the years 4-6 and USD 300,000 for the years 7-10.  Excess expenditures in any year may be carried forward.  If the Company does not incur the required expenditures in year 1, the deficiency is required to be paid to the lessors.
      Retained Royalty: The Company will pay the lessors a net smelter returns royalty of 2% if the average gold price is USD 400/ounce or less, 3% if the average gold price is between USD 401 and USD500/ounce and 4% if the average gold price is greater than USD500/ounce.
      Purchase Option:  The Company has the right to purchase all the interest of the lessors in the property during the first 10 years for USD 7,500,000 plus a 0.5% net smelter royalty if the gold price is under USD 500/ounce and 1% if the gold price is USD 500/ounce or above.  After the initial 10 year period, the cash portion of the purchase price will be escalated annually based on the US annual Consumer Price Index increase for that year.

The Mayflower property, and associated acquisition costs, forms part of the North Bullfrog Redstar Joint Venture property in which the Company has the right to earn a 70 % interest (Note 6(g)).

(i)

Connection Property, Nevada

Pursuant to a mining lease and option to purchase agreement made effective October 27, 2008 between Redstar and an arm’s length limited liability company, Redstar has leased (and has the option to purchase) twelve patented mining claims located adjacent to the North Bullfrog project and referred to as the “Connection” property.  The 10 year, renewable mining lease requires payments of USD 10,800 (paid) on signing and annual payments for the first three anniversaries of USD 10,800 and USD 16,200 for every year thereafter.  Redstar has an option to purchase is the property for USD 1,000,000 at any time during the life of the lease.  Production is subject to a 4% NSR royalty, which may be purchased for USD 5,000,000.

The Connection property, and associated acquisition costs, form part of the North Bullfrog Redstar Joint Venture property in which the Company has the right to earn a 70 % interest (Note 6(g)).

7.

SHARE CAPITAL

Authorized

500,000,000 common shares without par value.

Issued

	Number of shares	Share Capital	Contributed Surplus
Balance, May 31, 2007	38,244,229	$ 39,351,328	$ 6,652,640
Exercise of warrants	1,685,542	1,190,918	-
Exercise of options	14,121	18,357	-
Stock based compensation	-	-	381,975
Reallocation from contributed surplus	-	10,025	(10,025)
Share issue costs	-	15,601	-
Balance, May 31, 2008	39,943,892	40,586,229	7,024,590
Private placement	4,200,000	10,500,000	-
Exercise of warrants	11,017,044	25,640,916	-
Exercise of options	792,037	1,773,058	-
Stock based compensation	-	-	4,101,404
Agent’s compensation warrants	-	(286,805)	286,805
Reallocation from contributed surplus	-	1,194,071	(1,194,071)
Shares issued for property acquisition	505,000	826,750	-
Shares issue costs	-	(977,586)	-
Balance, May 31, 2009	56,457,973	79,256,633	10,218,728
Private placement	1,218,283	3,264,998	-
Exercise of warrants	59,793	176,389	-
Exercise of options	325,000	610,750	-
Stock based compensation	-	-	40,388
Reallocation from contributed surplus	-	711,984	(711,984)
Shares issued for property acquisition	220,000	801,000	-
Share issue costs	-	(35,108)	-
Balance, November 30, 2009	58,281,049	$ 84,786,646	$ 9,547,132

Share issuances

On March 4, 2009, the Company closed a bought deal equity financing through a syndicate of underwriters and sold an aggregate of 4,200,000 common shares of the Company at a price of $2.50 per share for gross proceeds of $10,500,000.  The Underwriters received a cash commission of $735,000, and 294,000 non-transferrable broker’s warrants with a fair value of $286,805 which was charged to share issue costs.  Each Broker warrant is exercisable to acquire one common share of the Company at $2.95 until September 4, 2010.

On July 10, 2009, AngloGold exercised its right to maintain its 13.2907% equity interest in the Company.  AngloGold’s equity interest had been diluted by virtue of the company’s issuance of shares since January 1, 2009, principally due to the exercise of 7,753,385 warrants, broker options and broker warrants in May, 2009.  Pursuant to the exercise of AngloGold’s right, the Company sold to AngloGold, on a private placement basis, an aggregate of 1,218,283 common shares at a price of $2.68 per share for a gross proceeds of $3,264,998.

Warrants

Warrant transactions are summarized as follows:

	Three months ended November 30, 2009		Year ended May 31, 2009 (audited)
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price

Warrants exercisable, beginning of period	294,000	$2.95	13,384,666	$2.21
Issued – agent commission warrants	-	$ -	294,000	$2.95
Exercised	(59,793)	$2.95	(11,017,044)	($2.33)
Expired	-	$ -	(2,367,622)	($1.66)
Warrants exercisable, end of period	234,207	$2.95	294,000	$2.95

Warrants outstanding are as follows:

	November 30, 2009		Year ended May 31, 2009 (audited)
	Number of Warrants	Weighted Average Exercise Price	Number of Warrants	Weighted Average Exercise Price
September 4, 2010 – commission warrants	234,207	$2.95	294,000	$2.95
Warrants exercisable, end of period	234,207	$2.95	294,000	$2.95

Options and stock based compensation

The Company has adopted an incentive stock option plan (the “2006 Plan”).  The essential elements of the 2006 Plan provide that the aggregate number of common shares of the Company’s capital stock that may be made issuable pursuant to options granted under the 2006 Plan may not exceed 10% of the number of issued shares of the Company at the time of the granting of the options.  Options granted under the 2006 Plan will have a maximum term of ten years.  The exercise price of options granted under the 2006 Plan will not be less than the market price of the common shares (defined as the volume weighted average trading price of the Company’s common shares on the Toronto Stock Exchange (“TSE”) for the 5 trading days immediately preceding the date of grant).  Options granted under the 2006 Plan vest immediately, unless otherwise determined by the directors at the date of grant.

Pursuant to the 2006 Plan, on January 16, 2008 the Company granted incentive stock options to directors, officers, employees and consultants of the Company to purchase 190,000 common shares in the capital stock of the Company.  The options are exercisable on or before January 16, 2010 at a price of $1.52 per share.

Pursuant to the 2006 Plan, on February 1, 2008 the Company granted incentive stock options to a consultant of the Company to purchase 100,000 common shares in the capital stock of the Company.  The options are exercisable on or before February 1, 2010 at a price of $2.15 per share.

Pursuant to the 2006 Plan, on March 12, 2009 the Company granted incentive stock options to directors, officers, employees and consultants of the Company to purchase 885,000 common shares in the capital stock of the Company.  The options are exercisable on or before March 12, 2011 at a price of $2.66 per share.

Pursuant to the 2006 Plan, on May 20, 2009 the Company granted incentive stock options to directors, officers, employees and consultants of the Company to purchase 965,000 common shares in the capital stock of the Company.  The options are exercisable on or before May 20, 2011 at a price of $3.15 per share.  A summary of the status of the 2006 Plan as of May 31, 2009 and November 30, 2009, and changes during the periods is presented below:

	Six months ended November 30, 2009		Year ended May 31, 2009 (audited)
	Number of Shares	Weighted Average Exercise Price	Number of Shares	Weighted Average Exercise Price

Options outstanding, opening:	5,645,000	$ 2.13	4,589,175	$ 2.64
Granted	-	$ -	1,850,000	$ 2.92
Exercised	(325,000)	$ (1.88)	(792,037)	$ (2.24)
Expired	-	$ -	(2,138)	$ (2.70)
Options outstanding, ending:	5,320,000	$ 2.15	5,645,000	$ 2.13

Stock options outstanding are as follows:

	November 30, 2009			Year ended May 31, 2009 (audited)
Expiry Date	Exercise Price	Number of Shares	Exercisable at Period End	Exercise Price	Number of Shares	Exercisable at Year End

July 16, 2010 (below)	$1.75	2,585,000	2,585,000	$1.75	2,810,000	2,810,000
July 16, 2010 (below)	$1.75	685,000	685,000	$1.75	755,000	755,000
January 16, 2010	$1.52	130,000	130,000	$1.52	130,000	130,000
February 1, 2010	$2.15	100,000	100,000	$2.15	100,000	100,000
March 12, 2011	$2.66	885,000	837,500	$2.66	885,000	801,875
May 20, 2011	$3.15	935,000	935,000	$3.15	965,000	965,000
		5,320,000	5,272,500		5,645,000	5,561,875

On July 16, 2008, the Company amended the expiry dates and exercise prices of an aggregate of 3,675,000 outstanding incentive stock options to extend the expiry date for up to eighteen months, such that all such options (which were originally granted for a period of two years and which have expiry dates ranging from January 26, 2009 to May 23, 2009) will now expire on July 16, 2010; and reduced the exercise prices (which currently range from $2.70 to $2.95, with a weighted average exercise price of $2.75) to $1.75.  This amendment was subject to disinterested shareholders’ approval with respect to insiders of the Company who hold 2,405,000 of these options (approval received October 21, 2008).  Following this approval, additional stock-based compensation charges of $1,688,874 have been included in those charges as detailed below.

The Company uses the fair value method for determining stock-based compensation expense for all options granted during the fiscal periods.  The fair value of options vested during the period was $40,388 (2008 - $1,769,051), determined using the Black-Scholes option pricing model based on the following average assumptions:

	Year ended May 31, 2009	Year ended May 31, 2008
Expected life (years)	2	2
Interest rate	1.05%	3.23%
Volatility (average)	82.51%	116.80%
Dividend yield	0%	0%
Exercise price	$2.92	$1.74

The Company uses the fair value method for determining stock-based compensation expense for all options granted during the fiscal periods.  The fair value of options vested during the period was $40,388 (2008 - $1,769,051), determined using the Black-Scholes option pricing model based on the following average assumptions:

	Year ended May 31, 2009	Year ended May 31, 2008
Expected life (years)	2	2
Interest rate	1.05%	3.23%
Volatility (average)	82.51%	116.80%
Dividend yield	0%	0%
Exercise price	$2.92	$1.74

Stock-based compensation charges of $40,388 (2008 - $1,769,051) were allocated as follows:

Six months ended November 30, 2009	Before allocation	Stock-based compensation	After Allocation

Investor relations	$ 287,652	$ 40,388	$ 328,040

November 30, 2008	Before allocation	Stock-based compensation	After Allocation

Investor relations	$ 261,010	$ 286,978	$ 547,988
Consulting	$ 99,066	$ 971,964	$ 1,071,030
Wages	$ 397,446	$ 510,109	$ 907,555
$ 1,769,051

8.

INCOME TAXES

A reconciliation of income taxes at statutory rates with the reported taxes is as follows for the six months ended November 30:

	2009	2008

Loss before income taxes	$ (4,047,975)	$ (4,755,213)
Statutory Canadian corporate tax rate	29.58%	31.30%

Income tax recovery at statutory rates	$ (1,197,391)	$ (1,488,381)
Unrecognized items for tax purposes	5,217	553,742
Effect of tax rate change	33,879	52,945
Difference in tax rates in other jurisdictions	(426,443)	498,054
Change in valuation allowance	1,584,738	383,640
	$ -	$ -

The significant components of the Company’s future income tax assets are as follows:

	November 30, 2009	May 31, 2009 (audited)
Future income tax assets
Mineral properties	$ 4,881,432	$ 3,548,728
Equipment	61,842	55,464
Share issue costs	472,072	575,185
Non-capital losses available for future periods	1,627,385	1,269,673
	7,043,825	5,449,050
Valuation allowance	(7,043,825)	(5,449,050)
	$ -	$ -

At November 30, 2009 the Company has available non-capital tax losses for Canadian income tax purposes of approximately $6,259,172 available for carry-forward to reduce future years’ taxable income, if not utilized, expiring as follows:

2025	$ 81,776
2026	91,537
2027	1,030,880
2028	1,301,227
2029	2,377,936
2030	1,375,816
$ 6,259,172

In addition, the Company has available mineral resource related expenditure pools for Canadian income tax purposes totalling approximately $2,628,000 which may be deducted against future taxable income in Canada on a discretionary basis.  The Company also has available mineral resource expenses that are related to the Company’s exploration activities in the United States of approximately $57,275,000, which may be deductible for US tax purposes.  Future tax benefits, which may arise as a result of applying these deductions to taxable income, have not been recognized in these accounts due to the uncertainty of future taxable income.

9.

RELATED PARTY TRANSACTIONS

During the period, the Company paid $1,787,147, including bonuses of $1,290,000 (2008 - $221,886), in consulting, investor relations, wages and benefits to officers, directors and companies controlled by directors of the Company and $32,014 (2008 - $17,925) in rent and administration to a company with common officers and directors.  Professional fees of $37,450 (2008 - $Nil) were paid to a company related to an officer who is also a director of the Company.  These figures do not include stock-based compensation (see Note 7).

At November 30, 2009, included in accounts payable and accrued liabilities was $Nil (May 31, 2009 - $Nil) in expenses owing to the directors and officer of the Company and $4,667 (May 31, 2009 - $4,667) to a company related by common directors.

These amounts were unsecured, non-interest bearing and had no fixed terms of repayment.  Accordingly, fair value could not be readily determined.

The Company has entered into a retainer agreement dated August 1, 2008 with Lawrence W. Talbot Law Corporation (“LWTLC”), pursuant to which LWTLC agrees to provide legal services to the Company.  Pursuant to the retainer agreement, the Company has agreed to pay LWTLC a minimum annual retainer of $50,000 (plus applicable taxes and disbursements).  The retainer agreement may be terminated by LWTLC on reasonable notice, and by the Company on one year’s notice (or payment of one year’s retainer in lieu of notice).  An officer of the Company is a director and shareholder of LWTLC.

These transactions with related parties have been valued in these financial statements at the exchange amount, which is the amount of consideration established and agreed to by the related parties.

10.

GEOGRAPHIC SEGMENTED INFORMATION

	Canada	United States	Total
November 30, 2009
Mineral properties	$ 1	$ 47,387,938	$47,387,939
Property and equipment	$ 12,970	$ 74,455	$ 87,425

May 31, 2009
Mineral properties	$ 1	$ 33,417,565	$33,417,566
Property and equipment	$ 15,191	$ 54,724	$ 69,915

	November 30, 2009	November 30, 2008
Net loss for the period- Canada	$ (963,981)	$ (2,692,463)
Net loss for the period- United States	(3,083,994)	(2,062,750)
Net loss for the period	$ (4,047,975)	$ (4,755,213)

11.

DIFFERENCES BETWEEN CANADIAN AND UNITED STATES GENERALLY ACCEPTED ACCOUNTING PRINCIPLES (“GAAP”)

These consolidated financial statements are prepared in accordance with GAAP in Canada, which differs in certain respects from GAAP in the United States.  The material differences between Canadian and United States GAAP, in respect of these financial statements, are as follows:

a)

Mineral property exploration and development

Under United States GAAP, all mineral exploration and development property expenditures are expensed in the year incurred in an exploration stage company until there is substantial evidence that a commercial body of minerals has been located.  Canadian GAAP allows mineral exploration and development property expenditures to be deferred during this process.  The effect on the Company’s financial statements is summarized below:

Six months ended November 30	2009	2008
Consolidated statements of operations and deficit
Loss for the period under
Canadian GAAP	$ (4,047,975)	$ (4,755,213)
Mineral property exploration expenditures, net	(12,919,372)	(5,565,046)

Loss for the period under United States GAAP	$ (16,967,347)	$ (10,320,259)

Loss per share – US GAAP	$ (0.30)	$ (0.24)

Consolidated balance sheets	November 30, 2009	May 31, 2009 (audited)

Mineral Properties
Canadian GAAP	$ 47,387,939	$ 33,417,566
Mineral property exploration expenditures (cumulative)	(38,683,352)	(25,763,979)

Mineral properties under United States GAAP	$ 8,704,587	$ 7,653,587

Deficit
Canadian GAAP	$ (27,576,539)	$ (23,528,564)
Mineral property exploration expenditures (cumulative)	(38,683,352)	(25,763,979)

Deficit under United States GAAP	$ (66,259,891)	$ (49,286,543)

Six months ended November 30	2009	2008
Consolidated statements of cash flows
Operating activities
Cash provided by (used in) per Canadian GAAP	$ (3,363,538)	$ (1,092,245)
Effect of the write-off of exploration expenditures	(12,919,372)	(5,565,046)

Cash generated (used in) per United States GAAP	$ (16,282,910)	$ (6,657,292)

Investing activities
Cash provided by (used in) per Canadian GAAP	$ (13,282,851)	$ (7,597,504)
Effect of the write-off of exploration expenditures	12,919,372	5,565,046

Cash generated (used in) per United States GAAP	$ (363,479)	$ (2,032,458)

a)

Marketable securities

Under United States GAAP, the Company would classify the marketable securities as “Securities available for resale”, which is consistent with the Company’s change in accounting policy described in Note 2 (o).  The carrying value on the balance sheet at November 30, 2009 was $136,500 (May 31, 2009 - $113,750) and the unrealized gain (loss) of $22,750 (2008 – ($201,500)) was recognized in the statements of operations and deficit as an other loss.

b)

Stock-based compensation

The Company has adopted Statement of Financial Accounting Standards No. 123, and records compensation cost for stock-based employee compensation plans at fair value.  Accordingly, compensation cost for stock options granted is measured as the fair value at the date of grant, and there is no difference in these financial statements.

c)

Loss per share

Under both Canadian and United States GAAP basic loss per share is calculated using the weighted average number of common shares outstanding during the period.

Under United States GAAP, the weighted average number of common shares outstanding excludes any shares that remain in escrow, but may be earned out based on the Company incurring a certain amount of exploration and development expenditures.  The weighted average number of shares outstanding under United States GAAP for the period ended November 30, 2009 and 2008 was 57,282,135 and 42,520,215 respectively.

d)

Income taxes

Under United States GAAP, the Company would have initially recorded an income tax asset for the benefit of the resource deduction pools.  This asset would have been reduced to $Nil by a valuation allowance.  The result is no difference in net income reported between Canadian and United States GAAP.

12.

CAPITAL MANAGEMENT

The Company manages its capital structure and makes adjustments to it, based on the funds available to the Company, in order to support future business opportunities.  The Board of Directors does not establish quantitative return on capital criteria for management, but rather relies on the expertise of the Company’s management to sustain future development of the business.

The Company currently has no source of revenues.  As such, the Company is dependent upon external financings to fund activities.  In order to carry future projects and pay for administrative costs, the Company will spend its existing working capital and raise additional funds as needed.  Management reviews its capital management approach on an ongoing basis and believes that this approach, given the relative size of the Company, is reasonable.

There were no changes in the Company’s approach to capital management during the six months ended November 30, 2009.  The Company is not subject to externally imposed capital requirements.

13.

SUBSEQUENT EVENTS

Subsequent to November 30, 2009, the Company

a)

Issued 65,337 shares at $2.95 per share upon the exercise of warrants for total proceeds of $192,744.

b)

Issued an aggregate of 1,525,660 shares upon the exercise of stock options for total proceeds of $2,731,005, consisting of 130,000 shares at $1.52 per share, 1,115,660 shares at $1.75 per share and 100,000 shares at $2.66 per share.

14.

COMPARATIVE FIGURES

Certain of the comparative figures have been reclassified to conform with the consolidated financial statement presentation adopted in the current period.